                                                                    Exhibit 99.e

                         NUVEEN EXCHANGE-TRADED FUNDS
                  (except Nuveen Municipal Value Fund, Inc.)

            Terms and Conditions of the Dividend Reinvestment Plan


This Dividend Reinvestment Plan for the Nuveen Exchange-Traded Funds advised by Nuveen Advisory Corp. set forth on Exhibit A attached hereto (each, a "Fund") provides for reinvestment of Fund distributions, consisting of income dividends, returns of capital and capital gain distributions paid by the Fund, on behalf of Fund shareholders electing to participate in the Plan ("Participants") by United States Trust Company of New York ("U.S. Trust"), the Plan Agent, in accordance with the following terms:

1. U.S. Trust will act as Agent for Participants and will open an account for each Participant under the Dividend Reinvestment Plan in the same name as the Participant's shares are registered, and will put into effect for each Participant the distribution reinvestment option of the Plan as of the first record date for a distribution to shareholders after U.S. Trust receives the Participant's authorization so to do, either in writing duly executed by the Participant or by telephone notice satisfying such reasonable requirements as U.S. Trust and the Fund may agree. In the case of shareholders who hold shares for others who are the beneficial owners, U.S. Trust will administer the Plan on the basis of the number of Shares certified from time to time by the record shareholder as representing the total amount registered in the record shareholder's name and held for the account of beneficial owners who are Participants.

2. Whenever the Fund declares a distribution payable in shares or cash at the option of the shareholders, each Participant shall take such distribution entirely in shares and U.S. Trust shall automatically receive such shares, including fractions, for the Participant's account, except in circumstances described in Paragraph 3 below. Except in such circumstances, the number of additional shares to be credited to each Participant's account shall be determined by dividing the dollar amount of the distribution payable on the Participant's shares by the current market price per share on the payable date for such distribution.

3. Should the net asset value per Fund share exceed the market price per share on the day for which trades will settle on the payment date for such distribution (the "Valuation Date") for a distribution payable in shares or in cash at the option of the shareholder, or should the Fund declare a distribution payable only in cash, each Participant shall take such distribution in cash and U.S. Trust shall apply the amount of such distribution to the purchase on the open market of shares of the Fund for the Participant's account. Such Plan purchases shall be made as early as the Valuation Date, under the supervision of the investment adviser. U.S. Trust shall complete such Plan purchases no more than 30 days after the Valuation Date, except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of federal securities law.

4. For the purpose of this Plan, the market price of the Fund's shares on a particular date shall be the last sale price on the Exchange where it is traded on that date, or if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such shares on such Exchange on such date.

5. Open-market purchases provided for above may be made on any securities exchange where the Fund's shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as U.S. Trust shall determine. Participants' funds held uninvested by U.S. Trust will not bear interest, and it is understood that, in any event, U.S. Trust shall have no liability in connection with any inability to purchase shares within 30 days after the Valuation Date as herein provided, or with the timing of any purchases affected. U.S. Trust shall have no responsibility as to the value of the Fund's shares acquired for Participants' accounts. U.S. Trust may commingle all Participants' amounts to be used for open-market purchases of Fund shares and the price per share allocable to each Participant in connection with such purchases shall be the average price (including brokerage commissions and other related costs) of all Fund shares purchased by U.S. Trust as Agent.

6. U.S. Trust may hold each Participant's shares acquired pursuant to this Plan, together with the shares of other Participants, in non-certificated form in U.S. Trust's name or that of its nominee. U.S. Trust will forward to each Participant any proxy solicitation material and will vote any shares so held only in accordance with proxies returned to the Fund.

7. U.S. Trust will confirm to each Participant each acquisition made for the Participant's account as soon as practicable but not later than 60 days after the date thereof. U.S. Trust will deliver to any Participant upon request, without charge, a certificate or certificates for his full shares. Although a Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of the Fund, and distributions on fractional shares will be credited to the Participant's account, no certificates for a fractional share will be issued. In the event of termination of a Participant's account under the Plan, U.S. Trust will adjust for any such undivided fractional interest at the market value of the Fund's shares at the time of termination.

8. Any stock dividends or split shares distributed by the Fund on full and fractional shares held by U.S. Trust for a Participant will be credited to the Participant's account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for each Participant under the Plan will be added to other shares held by the Participant in calculating the number of rights to be issued to that Participant.

9. U.S. Trust's service fee for handling reinvestment of distributions pursuant hereto will be paid by the Fund. Participants will be charged their pro rated shares of brokerage commissions on all open market purchases.

10. Each Participant may terminate his account under the Plan by notifying U.S. Trust of his intent so to do, such notice to be provided either in writing duly executed by the Participant or by telephone in accordance with such reasonable requirements as U.S. Trust and the Fund may agree. Such termination will be effective immediately if notice is received by U.S. Trust not less than ten days prior to any distribution record date for the next succeeding distribution; otherwise such termination will be effective shortly after the investment of such distribution with respect to all subsequent distributions. The Plan may be terminated by the Fund or U.S. Trust upon at least 90 days prior notice. Upon any termination, U.S. Trust will cause a certificate or certificates for the full shares held for each Participant under the Plan and cash adjustment for any fraction to be delivered to the Participant without charge. If any Participant elects in advance of such termination to have U.S. Trust sell part or all of his shares, U.S. Trust is authorized to deduct from the proceeds a $2.50 fee plus the brokerage commissions incurred for the transaction.

11. These terms and conditions may be amended or supplemented by U.S. Trust or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, U.S. Trust receives notice of the termination of such Participant's account under the Plan in accordance with the terms hereof. Any such amendment may include an appointment by U.S. Trust in its place and stead of a successor Agent under these terms and conditions. Upon any such appointment of any Agent for the purpose of receiving distributions, the Fund will be authorized to pay to such successor Agent, for each Participant's account, all dividends and distributions payable on shares of the Fund held in the Participant's name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

12. U.S. Trust shall at all times act in good faith and agree to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith or willful misconduct or that of its employees.

13. These terms and conditions shall be governed by the laws of the State of New York.

                                                                       Exhibit A

              Nuveen Municipal Income Fund, Inc.
              Nuveen California Municipal Income Fund, Inc.
              Nuveen New York Municipal Income Fund, Inc.
              Nuveen Premium Income Municipal Fund, Inc.
              Nuveen Performance Plus Municipal Fund, Inc.
              Nuveen Municipal Advantage Fund, Inc.
              Nuveen Municipal Market Opportunity Fund, Inc.
              Nuveen Investment Quality Municipal Fund, Inc.
              Nuveen Insured Quality Municipal Fund, Inc.
              Nuveen Select Quality Municipal Fund, Inc.
              Nuveen Quality Income Municipal Fund, Inc.
              Nuveen Insured Opportunity Municipal Fund, Inc.
              Nuveen Premier Municipal Income Fund, Inc.
              Nuveen Premier Insured Municipal Income Fund, Inc.
              Nuveen Premium Income Municipal Fund 2, Inc.
              Nuveen Premium Income Municipal Fund 4, Inc.
              Nuveen Insured Premium Income Municipal Fund, Inc.
              Nuveen Insured Premium Income Municipal Fund 2
              Nuveen Select Maturities Fund
              Nuveen California Municipal Value Fund, Inc.
              Nuveen California Performance Plus Municipal Fund, Inc.
              Nuveen California Municipal Market Opportunity Fund, Inc. Nuveen California Investment Quality Municipal Fund, Inc. Nuveen California Select Quality Municipal Fund, Inc.
              Nuveen California Quality Income Municipal Fund, Inc.
              Nuveen Insured California Premium Income Municipal Fund, Inc. Nuveen Insured California Premium Income Municipal Fund 2, Inc. Nuveen California Premium Income Municipal Fund
              Nuveen Florida Investment Quality Municipal Fund
              Nuveen Florida Quality Income Municipal Fund
              Nuveen Insured Florida Premium Income Municipal Fund
              Nuveen New Jersey Investment Quality Municipal Fund, Inc. Nuveen New Jersey Premium Income Municipal Fund, Inc.
              Nuveen New York Municipal Value Fund, Inc.
              Nuveen New York Performance Plus Municipal Fund, Inc.
              Nuveen New York Investment Quality Municipal Fund, Inc.
              Nuveen New York Select Quality Municipal Fund, Inc.
              Nuveen New York Quality Income Municipal Fund, Inc.
              Nuveen Insured New York Premium Income Municipal Fund, Inc. Nuveen Pennsylvania Investment Quality Municipal Fund
              Nuveen Pennsylvania Premium Income Municipal Fund 2
              Nuveen Arizona Premium Income Municipal Fund, Inc.
              Nuveen Connecticut Premium Income Municipal Fund
              Nuveen Georgia Premium Income Municipal Fund
              Nuveen Maryland Premium Income Municipal Fund
              Nuveen Massachusetts Premium Income Municipal Fund
              Nuveen Michigan Quality Income Municipal Fund, Inc.
              Nuveen Michigan Premium Income Municipal Fund, Inc.
              Nuveen Missouri Premium Income Municipal Fund
              Nuveen North Carolina Premium Income Municipal Fund
              Nuveen Ohio Quality Income Municipal Fund, Inc.
              Nuveen Texas Quality Income Municipal Fund
              Nuveen Virginia Premium Income Municipal Fund
              Nuveen Washington Premium Income Municipal Fund